Exhibit 99.1

Staktek Holdings Reports Second Quarter 2006 Financial Results; Exceeds Revenue and Earnings Guidance

    AUSTIN, Texas--(BUSINESS WIRE)--Aug. 9, 2006--Staktek Holdings, Inc. (NASDAQ:STAK), a world-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems, today announced financial results for the second quarter ended June 30, 2006.
    Total revenue for the quarter was $14.4 million, compared to revenue of $12.5 million in the first quarter of 2006 and $11.3 million in the second quarter of 2005. Services revenue in the second quarter of 2006 increased to $11.1 million, compared to $9.6 million in the previous quarter and $7.7 million in the second quarter of 2005. License revenue was $3.3 million, compared to $2.9 million in the previous quarter and $3.6 million a year ago.
    Under generally accepted accounting principles (GAAP), net income for the second quarter was $592,000, or $0.01 per diluted share, exceeding the company's previously stated second quarter guidance of a loss of ($0.02) per diluted share. This compares to an $850,000 loss in the previous quarter and a $5.1 million loss in the same quarter a year ago. The second quarter operating loss was $326,000, which compares to an operating loss of $1.8 million in the first quarter of 2006 and an operating loss of $7.3 million a year ago. Excluding non-cash charges for stock-based compensation and amortization of acquisition intangibles, net income was $2.6 million, or $0.05 per diluted share, compared to non-GAAP net income of $1.5 million in the prior quarter. Non-GAAP operating income in the second quarter was $3.1 million. The second quarter results include a charge of approximately $391,000, which is primarily comprised of employee separation costs associated with a workforce reduction related to the relocation of manufacturing processes from Austin to the company's facility in Reynosa, Mexico. A reconciliation of GAAP results to non-GAAP results has been provided in the financial statement tables following the text of this press release.
    Cash, cash equivalents and short-term investments on June 30, 2006 were $77.9 million, an increase of approximately $4.0 million from $73.9 million on March 31, 2006. During the quarter, the company repurchased approximately 244,000 shares of its common stock under its repurchase program at a cost of approximately $1.4 million under a plan authorized by the company's board of directors in the first quarter of 2006.

    Business Summary

    Commenting on the quarter, Wayne Lieberman, Staktek's president and CEO, stated "Our continued execution on our stated strategic initiatives has had a positive impact on our financial performance for the second quarter of 2006, as evidenced by the increase in total revenue. Our services revenue benefited this quarter from the earlier-than-expected seasonal demand, as well as increased traction of our High Performance Stakpak(R) chip-scale package (CSP) stacking technology. From a licensing perspective, we achieved a significant milestone with signing a license agreement with Toshiba Corporation for our NAND Flash-memory stacking technologies. While we are optimistic about our future opportunities and the demand for our products, we remain cautious about the overall industry, as well as the intermittent part shortages that exist in the industry."

    Business Outlook

    Staktek expects third quarter 2006 total revenue to range between $13.0 to $14.5 million, with services revenue ranging between $9.6 to $11.1 million. Based on preliminary information, license revenue is expected to be approximately $3.4 million. The company expects the overall cost structure to remain flat in the third quarter. Incremental R&D and SG&A expenses will offset the restructuring charge taken in the second quarter.

    Webcast and Conference Call

    Staktek management will host a conference call and webcast with investors today, August 9, 2006, at 3:30 p.m. Central time (4:30 p.m. Eastern time) to discuss the second quarter financial results and the business outlook going forward for the third quarter of 2006. Investors and other interested parties may access the call by dialing 800-289-0529 in the U.S. (913-981-5523 outside of the U.S.), with the confirmation code 9549113, at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the Staktek Web site at http://www.staktek.com. A replay will be available for 4 hours following the call at 888-203-1112 in the U.S. (719-457-0820 outside of the U.S.), confirmation code 9549113.

    Cautionary Language

    This press release contains forward-looking statements. These statements are generally accompanied by words such as "expect," "anticipate," "believe," "estimate," and similar expressions. These statements include our optimism about our future opportunities, future demand for our products and our estimates of third quarter 2006 revenue and total costs. We do not have long-term agreements with our customers or sufficient backlog to rely upon when forecasting results, so our future performance is very difficult to predict. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Risks and uncertainties that may cause future results to differ include, but are not limited to, the risks associated with having significant customer concentration and the impact on our operating results of a material decline in orders from any customer or of a consolidation of our customers; the risk that a competitor or significant customer develops or adopts an alternative solution or competing product; the risk that demand for our solutions is lower than expected; the risk that our average selling prices decline during the period more than we expect because of competitive pressures, substituted products or overall reduced demand for systems that incorporate our technologies; the risks associated with expanding into new markets without past experience in those markets and to releasing new products generally; the risk that our new technologies, such as our High Performance II, NAND Flash-memory stacking technologies, FlashStak X-2 and ArctiCore solutions, are not completed, tested or accepted in a timely fashion; the risk that we are unable to protect our intellectual property rights; the risk that we are unable to productize or monetize the intellectual property that we develop; the risk that we will be unable to enter into additional license agreements to license our technologies; the risks associated with intellectual property litigation or other litigation; the risk that our customers or we are unable to obtain adequate memory or other materials; the risk that we incur problems in our manufacturing processes or facilities or that we are unable to maintain or improve our manufacturing capacity and turnaround times; risks related to qualifying our current or future products in our customers' future products; risks related to increasing our royalty-based revenue; risks associated with competing with larger companies and companies with market share where we are targeting expansion; risks related to product liability claims in the event our services and technologies are used in defective products or include defective parts; risks associated with failing to achieve standardization of certain of our products (for example, ArctiCore(TM)) from JEDEC; and the risks associated with our dependence on a few key personnel to manage our business effectively.
    For a discussion of these and other factors that could impact our financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to our recent filings with the Securities and Exchange Commission, and in particular, our Form 10-K filed on March 8, 2006. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    About Staktek Holdings:

    Staktek is a market-leading provider of intellectual property and services for next-generation, chip-stacking and module technologies for high-speed, high-capacity systems. Staktek's TSOP and BGA memory stacking solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technologies. Staktek's ArctiCore is a new module technology using a double-sided, multi-layer flexible circuit folded around an aluminum core and is designed for superior thermal, mechanical and electrical performance. With an IP portfolio of approximately 200 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates an ISO-certified manufacturing facility in Reynosa, Mexico. For more information, go to http://www.staktek.com.

    Non-GAAP Financial Measurements

    In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present operating income, net income and earnings per diluted share on a basis excluding non-cash charges for stock-based compensation and amortization of acquisition intangibles and the associated income tax effect. Details of these excluded items are presented in one of the tables below, which reconcile the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release, the associated tables and the reconciliation from GAAP results to additional non-GAAP financial measurements that may be discussed in the Q2 2006 earnings conference call can be found on the company's Web site at www.staktek.com.


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)


                                                Three Months Ended
                                            --------------------------
                                            Jun. 30, Mar. 31, Jun. 30,
                                              2006     2006     2005
                                             -------  -------  -------
Revenue:
  Services                                  $11,094  $ 9,632  $ 7,707
  License                                     3,325    2,848    3,570
                                             -------  -------  -------
      Total revenue                          14,419   12,480   11,277
Cost of revenue:
  Services (1)                                7,045    6,504    7,783
  Amortization of acquisition intangibles     1,656    1,656    3,235
                                             -------  -------  -------
      Total cost of revenue                   8,701    8,160   11,018
                                             -------  -------  -------
Gross profit                                  5,718    4,320      259
Operating expenses:
  Selling, general and administrative (1)     3,769    3,540    5,525
  Research and development (1)                1,680    2,335    1,211
  Restructuring                                 391        -      561
  Amortization of acquisition intangibles       204      204      253
                                             -------  -------  -------
      Total operating expenses                6,044    6,079    7,550
                                             -------  -------  -------
Loss from operations                           (326)  (1,759)  (7,291)
Other income (expense):
  Interest income                               741      670      433
  Interest expense                                -       (5)      (3)
  Other                                         (28)      (7)       4
                                             -------  -------  -------
Total other income, net                         713      658      434
                                             -------  -------  -------
Income (loss) before income taxes               387   (1,101)  (6,857)
Benefit for income taxes                       (205)    (251)  (1,782)
                                             -------  -------  -------
Net income (loss)                           $   592  $  (850) $(5,075)
                                             =======  =======  =======
Earnings (loss) per share:
  Basic                                     $  0.01  $ (0.02) $ (0.10)
                                             =======  =======  =======
  Diluted                                   $  0.01  $ (0.02) $ (0.10)
                                             =======  =======  =======
Shares used in computing earnings (loss) per
 share:
  Basic                                      48,303   48,053   48,623
  Diluted                                    49,894   48,053   48,623


(1) Includes stock-based compensation
     expense as follows:
      Cost of sales                         $   155  $   139  $   237
      Selling, general and administrative     1,171    1,021    3,226
      Research and development                  229      286       16
                                             -------  -------  -------
                                            $ 1,555  $ 1,446  $ 3,479
                                             =======  =======  =======


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data; unaudited)


                                                     Six Months Ended
                                                     -----------------
                                                     Jun. 30, Jun. 30,
                                                       2006     2005
                                                      -------  -------
Revenue:
  Services                                           $20,726  $15,770
  License                                              6,173   11,018
                                                      -------  -------
      Total revenue                                   26,899   26,788
Cost of revenue:
  Services (1)                                        13,549   15,029
  Amortization of acquisition intangibles              3,312    6,469
                                                      -------  -------
      Total cost of revenue                           16,861   21,498
                                                      -------  -------
Gross profit                                          10,038    5,290
Operating expenses:
  Selling, general and administrative (1)              7,309    8,946
  Research and development (1)                         4,015    2,143
  Restructuring                                          391      561
  Amortization of acquisition intangibles                408      506
                                                      -------  -------
      Total operating expenses                        12,123   12,156
                                                      -------  -------
Loss from operations                                  (2,085)  (6,866)
Other income (expense):
  Interest income                                      1,411      762
  Interest expense                                        (5)      (4)
  Other                                                  (35)     (26)
                                                      -------  -------
Total other income, net                                1,371      732
                                                      -------  -------
Loss before income taxes                                (714)  (6,134)
Benefit for income taxes                                (456)  (1,746)
                                                      -------  -------
Net loss                                                (258)  (4,388)
                                                      =======  =======
Loss per share:
  Basic                                              $ (0.01) $ (0.09)
                                                      =======  =======
  Diluted                                            $ (0.01) $ (0.09)
                                                      =======  =======
Shares used in computing loss per share:
  Basic                                               48,178   48,680
  Diluted                                             48,178   48,680


(1) Includes stock-based compensation expense as
     follows:
      Cost of sales                                  $   294  $   376
      Selling, general and administrative              2,192    4,248
      Research and development                           515       32
                                                      -------  -------
                                                     $ 3,001  $ 4,656
                                                      =======  =======


STAKTEK HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

                                                Three Months Ended
                                            --------------------------
                                            Jun. 30, Mar. 31, Jun. 30,
                                              2006     2006     2005
                                             -------  -------  -------
GAAP loss from operations                   $  (326) $(1,759) $(7,291)
Non-GAAP adjustments:
  Amortization of acquisition intangibles     1,860    1,860    3,488
  Stock-based compensation                    1,555    1,446    3,479
                                             -------  -------  -------
    Total non-GAAP adjustments                3,415    3,306    6,967
                                             -------  -------  -------
Non-GAAP income (loss) from operations      $ 3,089  $ 1,547  $  (324)
                                             =======  =======  =======

GAAP total revenue                          $14,419  $12,480  $11,277

Non-GAAP operating margin                        21%      12%     (3)%

GAAP net income (loss)                      $   592  $  (850) $(5,075)
Total non-GAAP adjustments affecting income
 from operations                              3,415    3,306    6,967
Tax adjustment(1)                            (1,429)    (961)  (1,821)
                                             -------  -------  -------
Non-GAAP net income                         $ 2,578  $ 1,495  $    71
                                             =======  =======  =======

Shares used in calculating non-GAAP diluted
 earnings per share                          49,894   49,340   49,744

Non-GAAP diluted earnings per share         $  0.05  $  0.03  $  0.00
                                             =======  =======  =======

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.


STAKTEK HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data; unaudited)

                                                     Six Months Ended
                                                     -----------------
                                                     Jun. 30, Jun. 30,
                                                       2006     2005
                                                      -------  -------
GAAP loss from operations                            $(2,085) $(6,866)
Non-GAAP adjustments:
  Amortization of acquisition intangibles              3,720    6,975
  Stock-based compensation expense                     3,001    4,656
                                                      -------  -------
    Total non-GAAP adjustments                         6,721   11,631
                                                      -------  -------
Non-GAAP income from operations                      $ 4,636  $ 4,765
                                                      =======  =======

GAAP total revenue                                   $26,899  $26,788

Non-GAAP operating margin                                 17%      18%

GAAP loss                                            $  (258) $(4,388)
Total non-GAAP adjustments affecting income from
 operations                                            6,721   11,631
Tax adjustment(1)                                     (2,390)  (3,675)
                                                      -------  -------
Non-GAAP net income                                  $ 4,073  $ 3,568
                                                      =======  =======

Shares used in calculating non-GAAP diluted earnings
 per share                                            49,979   50,171

Non-GAAP diluted earnings per share                  $  0.08  $  0.07
                                                      =======  =======

(1) The non-GAAP tax adjustment represents the tax effect of the non-GAAP adjustments.


STAKTEK HOLDINGS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)


                                                  Jun. 30,   Dec. 31,
                                                    2006       2005
                                                  ----------  --------
ASSETS                                           (unaudited)
Current assets:
  Cash and cash equivalents                      $   44,937  $ 38,011
  Investments                                        32,946    35,696
  Accounts receivable                                 5,473     5,062
  Inventories                                           922       706
  Prepaid expenses                                    1,189       598
  Income tax recoverable                              2,858     2,310
  Other current assets                                  906     1,100
                                                  ----------  --------
    Total current assets                             89,231    83,483
                                                  ----------  --------
Property, plant and equipment, net                    8,145     9,443
Goodwill                                             28,081    28,081
Other intangibles, net                               13,556    17,041
Other assets                                            249       301
                                                  ----------  --------
    Total assets                                 $  139,262  $138,349
                                                  ==========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $      988  $    403
  Accrued liabilities                                 3,064     3,282
  Deferred revenue                                        -       283
                                                  ----------  --------
    Total current liabilities                         4,052     3,968
                                                  ----------  --------
Other accrued liabilities                               248       246
Deferred tax liabilities                              1,877     2,851

Stockholders' equity:
  Capital stock                                     153,478   156,303
  Treasury stock                                    (14,014)  (12,572)
  Deferred stock-based compensation                       -    (6,332)
  Accumulated other comprehensive loss                  (38)      (32)
  Accumulated deficit                                (6,341)   (6,083)
                                                  ----------  --------
    Total stockholders' equity                      133,085   131,284
                                                  ----------  --------
    Total liabilities and stockholders' equity   $  139,262  $138,349
                                                  ==========  ========

    CONTACT: Staktek Holdings, Inc.
             Kirk Patterson, 512-454-9531
             investors@staktek.com
              or
             Shelton Group -- Investor Relations For Staktek Holdings Beverly Twing, 972 239-5119, ext. 126 (Investor Contact) investors@staktek.com